Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 18, 2011, relating to the consolidated financial statements and financial statement schedules of Carrols Restaurant Group, Inc. and subsidiary, the consolidated financial statements and financial statement schedule of Carrols Corporation and subsidiaries, and the effectiveness of Carrols Restaurant Group, Inc. and subsidiary’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Carrols Restaurant Group, Inc. for the year ended January 2, 2011.

/s/ Deloitte & Touche LLP

Rochester, New York

January 25, 2012